UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/15/2012

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

With respect to the mortgage loan agreement described below that was entered into on August 15, 2012, the information disclosed under Item 2.03 is incorporated by reference into this Item.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 15, 2012, subsidiaries of Pennsylvania Real Estate Investment Trust (the "Company") that own Cherry Hill Mall entered into a $300.0 million non-recourse mortgage loan agreement with New York Life Insurance Company and Teachers Insurance and Annuity Association of America. The mortgage loan (the "Loan") has a 10 year term and an interest rate of 3.90%. For the first two years of the term of the loan, the payments will be interest-only, followed by payments reflecting principal amortization based on a 30 year schedule, with the remaining outstanding balance due at maturity. The Loan may not be prepaid for the first three years after closing, and may be prepaid thereafter subject to certain lender yield provisions.

The Company used a portion of the net proceeds of the Loan to repay the previous mortgage loans secured by the property, which had balances of approximately $178.3 million (5.422% interest rate) and $53.1 million (5.51% interest rate) at closing. The Company applied the remaining net proceeds toward the repayment of the outstanding balance under its Revolving Facility. After the Revolving Facility repayment, there was no outstanding balance thereunder, and the available capacity was $250.0 million.

The loan contains various customary events of default, including, among other things, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; and certain bankruptcy events of the borrower entities or PREIT Associates, L.P. If an event of default occurs under the mortgage loan agreement, then, subject to specified cure rights of the borrower entities, the lender may declare the entire outstanding balance of the Loan, including all accrued and unpaid interest, fees and other obligations of the borrower entities, to be immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: August 16, 2012	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel